Exhibit 15.1

AWARENESS LETTER OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of EnChem America, Inc. and subsidiary

We are aware that our report dated November 10, 2026, on our review of the interim financial information of EnChem America, Inc. and subsidiary as of June 30, 2026 and for the six-month periods ended June 30, 2026 and 2025, is included in this Registration Statement on Form F-1 of THE GROWHUB LIMITED.

Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Diamond Bar, California

November 10, 2026